EXHIBIT 21.1
SUBSIDIARIES OF FARMER BROS. CO.

Farmer Bros. Co., a Delaware corporation
FBC Finance Co., a California corporation
Coffee Bean Holding Co., Inc., a Delaware corporation
Sierra Herb (inactive), a California corporation